Exhibit 99.1
Press Release Dated October 20, 2009

NEWS RELEASE
October 20, 2009

Farmers Capital Bank Corporation Announces Third Quarter Results

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported a net loss of $174 thousand or $.09 per common share for the quarter ended September 30, 2009 compared to a net loss of $801 thousand or $.17 per common share for the quarter ended June 30, 2009 and a net loss of $6.9 million or $.94 per common share for the quarter ended September 30 a year ago. Net income for the nine months ended September 30, 2009 was $2.3 million or $.13 per common share compared to $2.4 million or $.32 per common share for the same nine months a year earlier.

The Company added $6.7 million and $5.9 million to its provision for loan losses in the three months ended September 30, 2009 and June 30, 2009, respectively. Net loan charge-offs were $5.9 million in the three months ended September 30, 2009 compared to $2.4 million for the linked quarter. Net charge-offs as a percentage of outstanding loans (net of unearned income) were 0.46% and 0.18% in the current and linked quarters, respectively. The allowance for loan losses was $22.0 million at September 30, 2009, an increase of $704 thousand or 3.3% compared to $21.3 million at June 30, 2009. The allowance for loan losses as a percentage of net loans outstanding increased to 1.70% at September 30, 2009 compared to 1.62% at June 30, 2009 and 1.28% at year-end 2008.

Nonperforming assets were $64.3 million at September 30, 2009, relatively unchanged compared to $64.4 million at June 30, 2009. Although total nonperforming assets were flat on a net basis, changes did occur among the components. Loans past due 90 days or more and still accruing interest decreased $6.2 million or 64.5% to $3.4 million; $4.4 million have now been reclassified as restructured loans. Loans that have been restructured and are performing in accordance with the modified terms were $6.4 million at September 30, 2009. This amount is attributed to two loans to a related group of borrowers secured by a common residential real estate development. Nonaccrual loans, on a net basis, were unchanged at $34.7 million in the linked quarter comparison. Other real estate owned, which represents properties acquired through foreclosure, declined $255 thousand or 1.3% to $19.7 million. The Company’s level of nonperforming assets continues to be high as it and most of the banking industry struggles to cope with one of the most severe recessions in many decades. The deterioration in the overall economy and real estate markets in particular has negatively impacted the Company’s lending portfolio. Loans to real estate developers and related businesses have shown the most signs of stress within the Company’s customer base.

Third Quarter 2009 Compared to Second Quarter 2009

▪	The $627 thousand or $.08 improvement in per common share earnings in the third quarter of 2009 compared to the second quarter of 2009 is driven mainly by a $1.7 million higher income tax benefit.
▪	The provision for loan losses increased $713 thousand or 12.0% in the linked quarter comparison.
▪
Deposit insurance expense decreased mainly due to the special assessment imposed by the Federal Deposit Insurance Corporation (“FDIC”) during the previous quarter as part of its plan to replenish the Deposit Insurance Fund.

▪	Net interest income inched upward $99 thousand or 0.7% primarily due to a decline in overall borrowing costs, primarily deposits, which outpaced a decrease in interest income.
▪	Net interest margin was 2.84% in the current quarter, relatively unchanged from 2.85% in the linked quarter comparison.
▪	Noninterest income decreased $1.3 million or 16.6%, due mainly to investment securities gains recorded in the prior quarter.
▪	Noninterest expenses decreased $864 thousand or 5.3% due mainly to the lower deposit insurance mentioned above.
▪	The $1.7 million increase in income tax benefits is due to tax-exempt income comprising a higher percentage of pre-tax income. The Company recorded a pre-tax loss for the current quarter.

Farmers Capital Bank Corporation   *   Page 1 of 4

Third Quarter 2009 Compared to Third Quarter 2008

▪
The $6.7 million or $.85 improvement in per common share earnings in the third quarter of 2009 compared to the third quarter of 2008 was heavily impacted by a pre-tax $14.0 million other-than-temporary impairment (“OTTI”) charge in the third quarter a year ago. The impairment charge related to the Company’s investment in preferred stocks of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

▪	The Company increased its provision for loan losses $4.9 million to $6.7 million as economic conditions and real estate markets continue to negatively impact the Company and its lending portfolio.
▪
Margin compression, primarily due to a larger decline in the average rate earned on earning assets compared to the average rate paid on interest bearing liabilities, lowered net interest income $1.3 million or 8.6%. Net interest margin declined to 2.84% in the current quarter compared to 3.27% in the same quarter a year earlier.

▪	Noninterest income increased $14.4 million, mainly attributed to the $14.0 million OTTI charge that was recorded in the prior year.
▪	Noninterest expenses increased $420 thousand or 2.8% due mainly to the increase in deposit insurance premiums.
▪	The $1.1 million decrease in the income tax benefit between the periods is mainly attributable to the OTTI charge during the third quarter of 2008.

Nine-month Comparison

▪
Net income decreased $61 thousand or 2.6% in the nine-month comparison. Per common share earnings decreased $.19 or 59.4% in the comparison due mainly to the impact of preferred stock dividends and related accretion, which did not exist in the prior year.

▪
The provision for loan losses increased $10.9 million in the current nine months and is attributed to a sharp increase in nonperforming loans, primarily nonaccrual loans secured by real estate developments.

▪
Net interest margin declined 42 basis points to 2.91% in the current nine months compared to 3.33% a year earlier. The decrease in margin was driven by a decline in the average rate earned on earning assets, which outpaced the drop in the average interest rate paid on interest bearing liabilities.

▪
Noninterest income increased $16.4 million driven mainly by the $14.0 million OTTI charge that was recorded in the prior nine months and higher investment securities gains of $1.5 million in the current nine months.

▪	Noninterest expenses increased $2.9 million or 6.7% due mainly to the increase in deposit insurance.
▪	Income taxes positively impacted net income by $1.1 million due to an increase in tax-exempt investments in 2009 compared to 2008 as well as expected decreased annual pre-tax net income in 2009.

Balance Sheet

▪
Total assets were $2.3 billion at September 30, 2009, down $22.9 million or 1.0% from the previous quarter end. The decrease in assets is primarily related to $36.5 million or 13.4% lower cash and equivalents and a decrease in loans (net of unearned income) outstanding of $20.9 million or 1.6% partially offset by an increase in net investment securities of $39.1 million or 7.1%.

▪
The decrease in net loans compared to June 30, 2009 is mainly attributed to net principal payments received from borrowers that have exceeded new extensions of credit and, to a lesser extent, net charge-offs of $5.9 million in the current quarter.

▪
Total deposits were up $27.1 million or 1.7% in the linked quarter comparison. Commonwealth of Kentucky deposits account for $14.2 million or 52.3% of the increase in total deposits and 78.9% of the $18.0 million increase in noninterest bearing deposit balances.

▪
Short-term borrowing arrangements and interest bearing cash balances decreased in the linked quarter comparison due to a large volume of activity with the Commonwealth on June 30, 2009 that increased those balances on that date.

▪	Nonperforming loans were $44.5 million at September 30, 2009, relatively unchanged from $44.3 million compared to the linked quarter-end and an increase of $19.0 million compared to year-end 2008.
▪
The allowance for loan losses was 1.70% of net loans outstanding at September 30, 2009 compared to 1.62% and 1.28% at June 30, 2009 and December 31, 2008, respectively. Net charge-offs for the three months ended September 30, 2009 were $5.9 million, an increase of $3.5 million compared to $2.4 million for the previous quarter of 2009.

▪	The Company’s regulatory capital level remains in excess of “well-capitalized” as defined by its regulators.

Farmers Capital Bank Corporation   *   Page 2 of 4

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, and a data processing company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 3 of 4

Consolidated Financial Highlights1
(In thousands except per share data)
	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Interest income	$25,381	$25,479	$27,859	$77,189	$86,931
Interest expense	11,879	12,076	13,085	36,045	42,051
Net interest income	13,502	13,403	14,774	41,144	44,880
Provision for loan losses	6,653	5,940	1,780	14,269	3,365
Net interest income after provision for loan losses	6,849	7,463	12,994	26,875	41,515
Noninterest income	6,528	7,825	(7,865)	21,078	4,713
Noninterest expenses	15,299	16,163	14,879	46,574	43,651
(Loss) income before income tax expense	(1,922)	(875)	(9,750)	1,379	2,577
Income tax (benefit) expense	(1,748)	(74)	(2,865)	(951)	186
Net (loss) income	$(174)	$(801)	$(6,885)	$2,330	$2,391

Net (loss) income	$(174)	$(801)	$(6,885)	$2,330	$2,391
Preferred stock dividends and discount accretion	(462)	(462)		(1,338)
Net (loss) income available to common shareholders	$(636)	$(1,263)	$(6,885)	$992	$2,391

Per common share
Basic and diluted net (loss) income	$(.09)	$(.17)	$(.94)	$.13	$.32
Cash dividend declared	.25	.25	.33	.75	.99

Averages
Loans, net of unearned interest	$1,304,705	$1,319,377	$1,308,192	$1,313,182	$1,300,659
Total assets	2,268,342	2,268,229	2,111,753	2,254,206	2,127,957
Deposits	1,639,363	1,634,587	1,498,304	1,622,077	1,516,757
Shareholders’ equity	196,719	197,990	166,539	196,627	170,438

Weighted average shares outstanding – basic and diluted	7,367	7,363	7,349	7,363	7,358

Return on average assets	(.03)%	(0.14)%	(1.30%)	.14%	.15%
Return on average equity	(.35)%	(1.62)%	(16.45%)	1.58%	1.87%

			September 30, 2009	June 30, 2009	December 31, 2008
Cash and cash equivalents			$236,241	$272,731	$190,775
Investment securities			591,620	552,476	536,109
Loans, net of allowance of $22,022, $21,318, and $16,828			1,272,372	1,293,988	1,295,752
Other assets			173,026	176,997	179,531
Total assets			$2,273,259	$2,296,192	$2,202,167

Deposits			$1,665,407	$1,638,265	$1,594,115
Federal funds purchased and other short-term borrowings			49,500	105,843	77,474
Other borrowings			329,596	329,762	335,661
Other liabilities			30,015	27,645	26,621
Total liabilities			2,074,518	2,101,515	2,033,871

Shareholders’ equity			198,741	194,677	168,296
Total liabilities and shareholders’ equity			$2,273,259	$2,296,192	$2,202,167

End of period book value per common share1			$23.13	$22.60	$22.87
End of period common share value			17.88	25.17	24.42
End of period dividend yield2			5.59%	3.97%	5.41%

1Represents total common equity divided by the number of common shares outstanding at the end of the period.
2Represents annualized dividend declared divided by the end of period common share value.

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